Exhibit 2.1

HEALTHLYNKED CORP.

MOD FL, LLC,

AND

MEDOFFICEDIRECT L.L.C.

AGREEMENT AND PLAN OF MERGER

Dated as of October 19, 2020

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3.3 Representations and Warranties with respect to Company Members	12
3.3.1 Organization and Standing	12
3.3.2 Authority and Power	13
3.3.3 No Conflicts	13
3.3.4 Status of Company Members	13
3.3.5 Acquisition for Investment	13
3.3.6 Knowledge	13
3.3.7 Information	14
3.3.10 No Other Documents	14
3.3.11 Full Information and Expertise	14

ARTICLE IV	14

ARTICLE V	14

ARTICLE VI ADDITIONAL AGREEMENTS	14

6.1 Non-Disclosure Agreement	14
6.2 Expenses	14
6.3 Audit of Financial Statements	14
6.4 Further Assurances	14
6.5 Indemnification of the Company Board and Officers	15
6.6 Post-Closing Tax Matters	15
6.6.1 Returns Filed	15
6.6.2 Tax Cooperation	15
6.6.3 No Amendments	15
6.7 Stockholder Litigation	15
6.8 Efforts to Consummate; Regulatory Matters and Approvals	15
6.9 Deliveries	15
6.10 Securities Laws Compliance	16
6.11 Earn-Out Payments	16

ARTICLE VII CLOSING DELIVERABLES	16

7.1 Deliverables of Parent and Merger Sub	16
7.2 Deliverables of Company	16

ARTICLE VIII	17

INDEMNIFICATION	17

8.1 Indemnification by Parent	17
8.2 Indemnification Relating to Agreement	18
8.3 Survival Period	18
8.4 Third Party Claims	18
8.5 Limitations	18
8.5.1 Threshold Amount	18
8.5.2 Caps	19
8.6 Exclusive Remedy	19
8.7 Determination of Indemnifiable Amounts	19
8.8 Tax Treatment of Indemnification Payments	19

ARTICLE IX CLAIMS	19

9.1 Notice of Claims and Expenses	19
9.2 Resolution of Claims	20
9.3 Arbitration	20

ii

ARTICLE X	20

ARTICLE XI GENERAL PROVISIONS	20

11.1 Notices	20
11.2 Interpretation	21
11.3 Counterparts	21
11.4 Entire Understanding; No Third-Party Beneficiaries	21
11.5 Governing Law	21
11.6 Amendment; Waiver	21
11.7 Successors and Assigns	22
11.8 Specific Performance	22
11.9 Severability	22
11.10 Submission to Jurisdiction	22
11.11 Waiver of Jury Trial	22

ARTICLE XII Definitions	23

LIST OF EXHIBITS

Exhibit A	Company Members

Exhibit B	Company Noteholders

Exhibit C	Parent Written Consent

Exhibit D	Articles of Merger

Exhibit E	Surviving Company Organizational Documents

Company Disclosure Schedule

Parent Disclosure Schedule

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated October 19, 2020 (the “Effective Date”, is by and among HEALTHLYNKED CORP., a Nevada corporation (“Parent”), MOD FL, a Florida limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), MEDOFFICEDIRECT L.L.C., a Florida limited liability company (“Company”), and those certain members of the Company set forth on the signature page to this Agreement). All terms defined in this Agreement are referenced in ARTICLE XII. Parent, Merger Sub, Company and the Majority Members are each referred to as a “Party” or collectively as the “Parties.”

WHEREAS, the board of managers of Company, and the Company Majority Members have each (i) approved and adopted this Agreement and the Transactions, with each member of the Company as of the Effective Date (each, a “Company Member”) to receive Merger Consideration in the proportions set forth in Exhibit A attached hereto in consideration for each such Company Member’s equity in the Company, including any membership interests and any warrants held by such Company Member (“Company Interests”);

WHEREAS, in connection with this Agreement and the Transactions, such holders of promissory notes made by Company who have delivered a joinder to this Agreement (the “Noteholders”) have agreed to cancel and extinguish debt instruments made by the Company with each Noteholder (“Note”) to receive Merger Consideration in the proportions as set forth in Exhibit B, in addition to such amounts each such Noteholder will receive Merger Consideration as a Company Member as set forth in Exhibit A;

WHEREAS, the board of directors of Parent has declared the advisability of and approved and adopted this Agreement and the Transactions;

WHEREAS, the Parties intend to effect a merger of Merger Sub with and into Company in accordance with this Agreement, the Florida Revised Limited Liability Company Act (“LLC Act”) and the Nevada Revised Statutes with respect to Parent (the “NRS”), and upon consummation of the Merger, Merger Sub will cease to exist, and Company will continue as the Surviving Company (as hereinafter defined) as a wholly owned subsidiary of Parent;

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a contribution of Company Interests to Parent within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder;

WHEREAS, the Company Majority Members, which hold the majority in interest of the Company Interests have approved this Agreement;

WHEREAS, Parent has executed and delivered, to become effective immediately upon the execution of this Agreement, an irrevocable written consent of Parent as the sole member of Merger Sub adopting this Agreement, and approving the Merger and the other Transactions attached to this Agreement as Exhibit C (the “Parent Written Consent”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW THEREFORE, and in consideration of the premises and the mutual representations, warranties, covenants, and agreements in this Agreement, intending to be legally bound, the Parties agree as follows:

ARTICLE I
THE MERGER

1.1 Effective Time of the Merger. On the date hereof, Parent, Merger Sub, and Company will file, articles of merger in substantially the form of Exhibit D attached to this Agreement (“Articles of Merger”) with the Florida Department of State Division of Corporations (the “Secretary”), in such form as required by, and executed in accordance with this Agreement and the relevant provisions of the LLC Act. The merger of Merger Sub with and into Company (the “Merger”) will become effective upon the acceptance for filing of the Articles of Merger by the Secretary (the “Effective Time”).

1.2 Closing. The closing of the Merger (the “Closing”) will take place on the Effective Date simultaneously with the execution and delivery of this Agreement, all other Transaction Documents and all Closing Deliverables set forth in ARTICLE VII, remotely via electronic exchange of signature counterparts and Closing Deliverables. The filings, transfers and deliveries described in this ARTICLE I shall be mutually interdependent and shall be regarded as occurring simultaneously, and, notwithstanding any other provision of this Agreement, no such transfer or delivery shall become effective or shall be deemed to occur until all of the other filings, transfers and deliveries provided for in this ARTICLE I shall have occurred.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of the LLC Act, this Agreement and the Articles of Merger. Without limiting the generality of the foregoing, and subject to such applicable provisions, at the Effective Time, all of the rights, privileges, immunities, powers, and purposes of Company and Merger Sub will vest in Surviving Company, and all debts, obligations, and other liabilities of Company and Merger Sub will become the debts, obligations and liabilities of Surviving Company.

1.4 Organizational Documents. At the Effective Time: (a) the separate existence of Merger Sub will cease, Merger Sub will be merged with and into Company, and Company will continue as the Surviving Company and as a wholly owned subsidiary of Parent (after the Merger, Company is sometimes referred to as “Surviving Company”). The Surviving Company’s articles of organization and operating agreement shall be in the Form attached hereto as Exhibit E (the “Surviving Company Organizational Documents”).

1.5 Further Assurances. At and after the Effective Time, (a) the officers and directors of Surviving Company as set forth in the Surviving Company Organizational Documents will be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Surviving Company any and all right, title, and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Surviving Company as a result of, or in connection with, the Merger and (b) upon reasonable request of Parent or the Surviving Company, the other Party or Parties will do such further acts as may be reasonably required to carry out the Transactions.

ARTICLE II
MERGER CONSIDERATION; EFFECT OF MERGER ON THE PARTIES

2.1 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) payable in consideration for each Company Member’s Notes and membership interests in the Company shall be as set forth in this Section 2.1.

2.1.1 Cash Merger Consideration. Parent shall pay $703,200.00 in cash (“Cash Merger Consideration”) by wire transfer of immediately available funds directly to the Noteholders in accordance with their pro rata share of Noteholder Principal Indebtedness as set forth on Exhibit B (“Noteholder Pro Rata Share”), which represents 60% of the Noteholder Principal Indebtedness. Together with such portion of the Initial Common Stock Merger Consideration issued to the Noteholders, the Cash Merger Consideration shall be in full satisfaction of the Noteholder Indebtedness, as detailed in the Noteholder’s Agreement.

2.1.2 Common Stock Merger Consideration. Parent shall issue such number of shares of Parent Common Stock with an aggregate value of $2,704,470.00, based on the average of the last sale prices of the Parent Common Stock reported on www.otcmarkets.com on each of the last five business days immediately prior to the Effective Date (the “Initial Common Stock Merger Consideration”). The Initial Common Stock Merger Consideration shall be paid to the Company Members in accordance with their pro rata share of the membership interests of the Company as set forth on Exhibit A (“Company Member Pro Rata Share”).

2.1.3 Earn-out; Earnout Stock. Earn-out payments in an aggregate amount of $2,602,330.00 (the “Earn-Out Payments”), shall be payable to the Company Members in accordance with their Company Member Pro Rata Share as follows:

(a) Earn-Out Payments to be paid to the Company Members in accordance with their Company Member Pro Rata Share within 15 days of the completion of the 2021 consolidated audited financial statements of Parent, but in no event later than April 30, 2022, if the unconsolidated revenue of Company equals or exceeds $1.50 million for the 2021 calendar year. The Earn-Out Payments pursuant to this Section 2.1.3(a) shall be made in such number of shares of Parent Common Stock with an aggregate value of $371,761, based on 133% of the average of the last sale prices of the Parent Common Stock reported on www.otcmarkets.com on each of the last five business days immediately prior to the Effective Date;

(b) Earn-Out Payments to be paid to the Company Members in accordance with their Company Member Pro Rata Share within 15 days of the completion of the 2022 consolidated audited financial statements of Parent, but in no event later than April 30, 2023, if the unconsolidated revenue of Company equals or exceeds $1.875 million for the 2022 calendar year. The Earn-Out Payments pursuant to this Section 2.1.3(b) shall be made in such number of shares of Parent Common Stock with an aggregate value of $743,523, based on 166% of the average of the last sale prices of the Parent Common Stock reported on www.otcmarkets.com on each of the last five business days immediately prior to the Effective Date;

(c) Earn-Out Payments to be paid to the Company Members in accordance with their Company Member Pro Rata Share within 15 days of the completion of the 2023 consolidated audited financial statements of Parent, but in no event later than April 30, 2024, if the unconsolidated revenue of Company equals or exceeds $2.344 million for the 2023 calendar year. The Earn-Out Payments pursuant to this Section 2.1.3(c)) shall be made in such number of shares of Parent Common Stock with an aggregate value of $743,523, based on 199% of the average of the last sale prices of the Parent Common Stock reported on www.otcmarkets.com on each of the last five business days immediately prior to the Effective Date; and

(d) Earn-Out Payments to be paid to the Company Members in accordance with their Company Member Pro Rata Share within 15 days of the completion of the 2024 consolidated audited financial statements of Parent, but in no event later than April 30, 2025, if the unconsolidated revenue of the Company equals or exceeds $2.930 million for the 2024 calendar year. The Earn-Out Payments pursuant to this Section 2.1.3(d) shall be made in such number of shares of Parent Common Stock with an aggregate value of $743,523, based on 232% of the average of the last sale prices of the Parent Common Stock reported on www.otcmarkets.com on each of the last five business days immediately prior to the Effective Date.

2.1.4 Entitlement to Merger Consideration. Except as set forth in Section 2.4, as consideration for the Transactions and the Company Interests held by each Company Member, each Company Member shall be entitled to receive its Company Member Pro Rata Share of the Initial Common Stock Merger Consideration and Earn-Out Payments, as applicable, only as reflected on Exhibit A. In the event that Company’s yearly unconsolidated revenue does not meet or exceed each target for unconsolidated revenue set forth in Section 2.1.3, the Earn-Out Payment for each such target shall be forfeited; provided that such forfeiture shall not affect any other Earn-Out Payment hereunder. The right of each Company Member to receive Earn-Out Payments pursuant to Section 2.1.3 may only be assigned by operation of law, shall not be evidenced by negotiable certificates of any kind and shall not be readily marketable.

2.2 Effect of Merger on the Parties. As of the Effective Time, by virtue of the Merger and without any action (except as provided in this Section 2.2) on the part of Merger Sub, Parent, Company, or any Company Member or Noteholder:

2.2.1 Conversion of Company Membership Interest into Merger Consideration. At the Effective Time, the Company Interests of each Company Member, outstanding immediately before the Effective Time will be contributed to Parent in consideration for each Company Member’s right to receive its Company Member Pro Rata Share of Initial Common Stock Merger Consideration being issued at the Effective Time pursuant to Section 2.1.2 and Earn-out Stock issuable hereunder pursuant to Section 2.1.3.

2.2.2 Cancellation of Noteholder Indebtedness. At the Effective Time, all Noteholder Indebtedness will be cancelled and will cease to exist and each Note or other instrument previously representing any Noteholder Indebtedness held by a Noteholder will represent only the right of such Noteholder to receive, without interest, its Noteholder Pro Rata Share of Cash Merger Consideration, Company Member Pro Rata Share being issued at the Effective Time pursuant to Section 2.1.1 and Section 2.1.2, and Earn-Out Payments payable pursuant to Section 2.1.3, respectively. At the Effective Time, all security interests in any assets of Company pursuant to the terms of any Noteholder Indebtedness held by a Noteholder, if any, whether pursuant to a Note or otherwise, will be released.

2.3 Tax Treatment. The Parties intend that the Merger will qualify as a contribution of Company Interests within the meaning of Section 351 of the Code. None of the Parties, nor their respective subsidiaries or Affiliates, will take any action prior to or after the Closing that would cause the Transactions to fail to qualify as a contribution of Company Interests within the meaning of Section 351 of the Code (other than any action required by this Agreement).

2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Company Interests held by Company Members who did not execute this Agreement in connection with the Merger, who comply with all of the relevant provisions of Sections 605.1006 and 605.1061-605.1072 of the LLC Act and have not effectively withdrawn, lost or failed to perfect any appraisal rights thereunder (the “Dissenting Interests”), shall not be converted into, or represent the right to receive, the Merger Consideration unless and until such Company Members shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the LLC Act. Any such Company Member who holds Dissenting Interests shall have only such rights in respect of the Dissenting Shares owned by them as are provided by Sections 605.1006 and 605.1061-605.1072 of the LLC Act. If any such Company Member shall have failed to perfect or shall have effectively withdrawn or lost such right, each of such Member’s Dissenting Interests shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive the Merger Consideration without any interest thereon, pursuant to the terms of Section 2 of this Agreement. Any Party who receives any notice with respect to Dissenting Interests shall give Parent (a) prompt notice of any written demands for appraisal of any Membership Interests, attempted withdrawals of such demands and any other instruments served pursuant to the LLC Act or otherwise received by the Company relating to Company Members’ rights of appraisal under any applicable Law (including the LLC Act), and (b) the opportunity, at its own expense, to direct on behalf of Surviving Corporation all negotiations and proceedings with respect to demands for appraisal under the LLC Act. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. No Company Member (other than a holder of Dissenting Interests), nor the Noteholders shall have any liability to any Party with respect to any rights asserted by Company Members holding Dissenting Interests pursuant to this Section 2.4, including under ARTICLE VIII.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties Relating to the Company. Except as provided in a correspondingly numbered disclosure schedule delivered by Company to Parent dated as of the date of this Agreement (the “Company Disclosure Schedule”), Company represents to Parent as follows:

3.1.1 Organization, Standing, and Power. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite limited liability company power and authority to own, lease, and operate its properties and to carry on its business as currently conducted. Company is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes qualification necessary, except in such jurisdictions in which a failure to be so organized, existing, or in good standing or to have such power and authority would not be reasonably expected to result in a Company Material Adverse Effect. Company has provided to Parent correct and complete copies of Company’s articles of organization and operating agreement, as amended as of the date of this Agreement (the “Organizational Documents”), ownership records, and minute books as of the date of this Agreement. The minute books of Company contain correct and materially complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of the members and board of managers of Company, and the records of Company contain correct and complete records of all original issuances, transfers, repurchases, and cancellations of interests in the Company.

3.1.2 Capital Structure. Other than the Company Interests of the Company as set forth on Exhibit A, there are no other equity interests outstanding in the Company as of the date of this Agreement. Other than the Notes, there are no options, convertible securities or rights of any character to which Company is a party or by which Company may be bound obligating Company to issue additional interests in the Company. There is no agreement or right requiring or otherwise providing for the repurchase or redemption of any Company Interests and Company has not repurchased any Company Interests.

3.1.3 Authority. Company has all requisite legal power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Company of this Agreement and the performance of Company’s obligations under this Agreement and the other Transaction Documents have been duly and validly authorized by all necessary action on the part of Company under the Organizational Documents and LLC Act, and no other action on the part of Company, or its members, is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity. The board of managers of Company has, either by written consent or at a meeting duly called, (i) unanimously approved and declared advisable this Agreement and the Transactions, (ii) recommended the adoption of this Agreement by the Company Members (which recommendation has not been modified or rescinded in any respect) and (iii) directed that this Agreement and the Merger be submitted to the Company Members for their approval and adoption. The Company Members have approved and adopted this Agreement.

3.1.4 Consents, Notices and Approvals. Subject only to the filing of the Articles of Merger in accordance with the LLC Act, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, or acceleration of any obligation or to loss of a material benefit under any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument including, without limitation each Material Contract, or the creation of an Encumbrance on assets (any such conflict, violation, default, right, loss, or creation, a “Violation”). Except as set forth in this Section 3.1.4 or Section 3.1.4 of the Company Disclosure Schedule, no consent, approval, order, or authorization of, or registration, declaration, or filing with or exemption by, any (y) third party or (z) court, administrative agency, or commission or other governmental authority or instrumentality, whether federal, state, or local, domestic or foreign (each a “Governmental Entity”) (each consent from a Governmental Entity, a “Governmental Consent”), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the Transactions other than the Articles of Merger.

3.1.5 Financial Statements. The unaudited balance sheet of Company as of August 31, 2020 (the “Company Balance Sheet”), and the related, unaudited statements of income, changes in members’ equity (deficit), and cash flows for the prior two years (collectively, the “Financial Statements”) have been provided to Parent. The Financial Statements fairly present, in all material respects, the financial position of Company as at such dates and the results of its operations and cash flows for the periods then ended (subject to normal, recurring audit adjustments not material in scope or amount and the absence of notes), and have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto). Since the date of the Company Balance Sheet, there has been no change in Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Financial Statements.

3.1.6 Litigation. Except as set forth on Section 3.1.6 of the Company Disclosure Schedule, there is no material claim, action, investigation, written allegations, arbitration, suit, administrative action or enforcement (“Proceeding”) pending or, to Company’s knowledge, threatened, against Company, any of its officers, directors, or employees arising in connection with their service or employment with Company, or any of Company’s properties or assets before any court or arbitrator or any Governmental Entity.

3.1.7 Absence of Undisclosed Liabilities. Company has no liabilities, obligations, or contingencies (whether absolute, accrued, or contingent) (collectively, “Liabilities”) except (a) Liabilities that are set forth or reserved against in the Financial Statements (including the Company Balance Sheet); (b) Liabilities that have arisen in the ordinary course of business including expenses related to this Transaction which have been previously made known to Parent; and (c) other Liabilities that are not material in scope or amount.

3.1.8 Employees. Company is in compliance in all material respects with, and at all times since inception of Company has complied in all material respects with, all applicable laws and regulations respecting employment, termination of employment, hiring, discrimination in employment, terms and conditions of employment, wages, hours, worker classification (including employees and contractors), fair labor standards, rest and meal periods, leaves of absence, workers compensation, affirmative action, the payment of social security and other payroll taxes, immigration, and occupational safety and health and employment practices, and has not engaged in any unfair labor practice. There are no pending Proceedings or threatened Proceedings in writing, between Company and any current or former employee, which controversies could reasonably be expected to result in an action, suit, proceeding, claim, arbitration, or investigation before any agency, court, or tribunal, foreign or domestic, or any other claim pending in any court or administrative agency from any current or former employee or any other Person arising out of Company’s status as employer or purported employer or any workplace practices or policies.

3.1.9 Employee Benefit Plans. Company has never had, and does not currently have, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, any incentive or deferred compensation, equity incentive, employment, severance, retention, change of control, profit sharing, retirement, fringe benefit, welfare, post-employment welfare, vacation or paid-time-off, equity purchase, option, phantom equity or equity incentive plan, policy, program, agreement, or arrangement, with respect to which Company is obligated to contribute (each a “Plan”).

3.1.10 Real Property; Leases. Company does not own, and has never owned, real property. Section 3.1.10 of the Company Disclosure Schedule sets forth each lease and sublease in effect on the date of this Agreement under which Company leases or subleases (a) real property (as either a tenant or subtenant), or (b) personal property (in case of either clause (a) or (b), a “Company Lease”). No default by Company, or to Company’s knowledge, by lessor or sublessor, exists under any Company Lease, and all payments of rent, operating expenses, and other sums due under each Company Leases are current as of the date hereof. No Company Lease is terminable because of the execution of this Agreement or the consummation of the Transactions. Each Company Lease is in full force and effect in accordance with its respective terms. No consent is required from any party under any Company Lease in connection with the completion of the Transactions, and Company has not received notice that a party to any Company Lease intends to cancel, terminate, or refuse to renew any Company Lease or to exercise any option or other right under such Company Lease, except where the failure to receive such consent, or where such cancellation, termination, or refusal, would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

3.1.11 Tangible Assets. Company has good and marketable title to, a valid leasehold interest in or a valid license to use, all the material tangible and fixed assets used by them in its business to generate revenue, which are located on its premises, shown on the Balance Sheet or have been acquired thereafter (the “Tangible Assets”), free and clear of all Liens, other than Permitted Liens, and except for items disposed of after the date of the Financial Statements in the ordinary course of business. Such non-disposed Tangible Assets are in all material respects in good operating condition (normal wear and tear excepted), are fit in all material respects for use in the ordinary course of business, and are all the material tangible properties and assets necessary or desirable for the operation of Company’s business as currently conducted.

3.1.12 Environmental. No substance that any Governmental Entity, in accordance with applicable federal, state, or local law, has designated to be radioactive, toxic, hazardous, or otherwise a danger to health or the environment, including all substances listed as hazardous substances in accordance with the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste in accordance with the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated in accordance with said laws, but excluding office and janitorial supplies lawfully used or stored for their intended purposes (“Hazardous Material”) has been used or released by Company (except as specifically authorized, such as by permits issued by a Governmental Entity), onto or under any real property currently leased or subleased by Company. Company has complied in all material respects with all applicable foreign, domestic, federal, state, local, or other laws, regulations, ordinances, or other binding requirements of Governmental Entities, all applicable orders, judgments, or binding determinations of administrative or judicial authorities, and any required permit, license, or other authorization, concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Material (“Environmental Law”) in effect on or before the date hereof in respect of any real property leased or subleased by Company. No Proceeding is pending and, to Company’s knowledge, no Proceeding has been threatened by any Governmental Entity against Company concerning any Environmental Law in respect of any real property leased or subleased by Company.

3.1.13 Significant Vendors. Except as set forth on Section 3.1.13 of the Company Disclosure Schedule, Company has had no vendors to which total amounts paid or payable by Company exceed $50,000 (each, a “Significant Vendor”).

3.1.14 Material Contracts. Section 3.1.14 of the Company Disclosure Schedule lists all of the contracts to which Company is a party material to its business, which have been previously provided to Parent (the “Material Contracts”). Other than the Material Contracts, Company is not a party to any contract which requires or is likely to require payment or consideration in excess of $50,000 per year. Each Material Contract is in full force and effect and is a valid and binding obligation of Company, and, to Company’s knowledge, against any other party to such Material Contract, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether enforceability is considered in a Proceeding at law or in equity. Neither Company nor, to Company’s knowledge, any other party to the Material Contract, is in breach of or default under, any Material Contract, except for such failures to be in full force and effect and such breaches and defaults that would not result, or reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect. None of the parties to the Material Contracts has expressed intent in writing to Company to cancel, terminate, or refuse to renew any Material Contract.

3.1.15 Accounts Receivable. All accounts receivable, unbilled invoices and costs in excess of billings (collectively, “Receivables”) reflected in the Financial Statements and in the records and books of account of the Company since the date of the Financial Statements through the Effective Date as being due to the Company have arisen in the ordinary course of business, represent enforceable obligations to the Company arising from sales actually made or services actually performed by the Company in the ordinary course of business and, subject only to consistently recorded reserves for bad debts established as of a date prior to the Effective Date in a manner consistent with past practice, have been, or will be, current and collected or are, or will be, collectible in the aggregate recorded amounts thereof in accordance with their terms (and in no event later than the 90th day following the Effective Date ) and to Company’s knowledge are not and will not be subject to any contests, claims, counterclaims or setoffs. There has been no material adverse change since the date of the Financial Statements in the amount or collectability of the Receivables due to the Company or the related provisions or reserves from that reflected in the Financial Statements. Section 3.1.15 of the Disclosure Schedule contains a complete and correct list of all Receivables as of the Last Balance Sheet Date, which list sets forth the aging of each Receivable. Except as set forth on Section 3.1.15 of the Disclosure Schedule, (i) No account debtor or note debtor is delinquent for payments in excess of $10,000 or for more than 90 days, (ii) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to the Company for any reason, or has otherwise made a claim to set-off or similar claim, and (iii) to Company’s knowledge, no account debtor or note debtor is insolvent or bankrupt.

3.1.16 Taxes. Company has timely filed with the appropriate governmental entity all tax returns that are required to be filed by it (taking into account any extensions of time to file that have been duly perfected), and all such tax returns are true, correct and complete in all material respects. All taxes due and payable by Company (whether or not shown or required to be shown on any tax return) have been timely and fully paid to the appropriate governmental entity or properly accrued. Company has not been the subject of any audit or other examination of taxes by any governmental entity.

3.1.17 Intellectual Property Rights.

(a) Section 3.1.17(a) of the Company Disclosure Schedules contains a true, correct and complete list as of the Effective Date, of all Registered Intellectual Property. All Registered Intellectual Property that is material to the conduct of its business is subsisting, valid and enforceable. Company exclusively owns or licenses or otherwise has sufficient rights to use, the Registered Intellectual Property that is used in the conduct of its business as it is currently conducted or anticipated to be conducted as of the Effective Date, free and clear of all Liens (other than Permitted Liens). To Company’s knowledge, no Person has infringed upon or misappropriated any Owned Intellectual Property, nor has Company infringed upon or misappropriated any Intellectual Property of any other Person. Company has not received written notice that it has infringed upon or misappropriated any Intellectual Property of any other Person or that any Owned Intellectual Property is invalid or unenforceable. The consummation of the transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of any Intellectual Property right of the Company in or to any Owned Intellectual Property.

(b) Company has taken all commercially reasonable steps to protect and maintain any trade secrets contained in the Owned Intellectual Property. All registration, renewal and maintenance fees in respect of the Registered Intellectual Property which were due prior to Effective Date have been duly paid.

(c) All current employees, independent contractors, or service providers of Company who contributed to the development of any Owned Intellectual Property used in connection with its business have assigned all ownership of such Owned Intellectual Property to Company or such Owned Intellectual Property is owned by the Company as a “work for hire”.

(d) Company has the rights to use all domain names currently used for its business, each of which is listed on Section 3.1.17(d) of the Company Disclosure Schedules.

3.1.18 Brokers’ and Other Fees. Neither Company nor its members, officers, managers, or employees has employed any investment banker, broker, finder, or other intermediary that has been retained by, or is authorized to act on behalf of, Company that would be entitled to any fee or commission from Company or the holders of Company Interests in connection with or upon consummation of the Transactions.

3.1.19 Personal Property. Company has good and marketable title, free and clear of all Encumbrances of any nature that would preclude Company’s current use to all furniture, machinery, equipment, and other personal property, tangible or otherwise, reflected in the Financial Statements.

3.1.20 Absence of Certain Changes. Since the date of the Financial Statements, Company has conducted its business in the ordinary course consistent with past practice and there has not been any event, change, condition, state of facts or development that, individually or in the aggregate, has had or would have a Company Material Adverse Effect. In addition, except as set forth in Section 3.1.20 of the Company Disclosure Schedule, and without limiting the foregoing, except as expressly permitted or expressly required by the terms of this Agreement, Company has not had or experienced, since the date of the Company Balance Sheet:

(a) any issuance of membership interests in Company;

(b) any declaration, setting aside or payment of any distribution or capital return in respect of any Company Interests, or any redemption, repurchase or other acquisition by Company of any Company Interests;

(c) any sale, assignment, transfer, lease, license or other disposition, or agreement to sell, assign, transfer, lease, license or otherwise dispose of, or lapse or expiration of, any of the Tangible of Company other than in the ordinary course;

(d) any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) by Company of any corporation, partnership or other business organization, or any division or assets thereof;

(e) any material change in any method of financial or tax accounting or financial or Tax accounting practice used by Company, other than such changes as are required by applicable tax law, as applicable;

(f) any (i) employment, deferred compensation, severance or similar agreement entered into or amended by Company; (ii) material increase in the compensation payable, or to become payable, by Company to any of its employees, directors, officers or consultants; (iii) payment of or provision for any incentive, stock purchase, profit sharing, deferred compensation, pension, retirement or other similar payment or arrangement to any employee, director, officer or consultant of Company; or (iv) increase in the coverage or benefits available under any benefit plan, payment or arrangement made to, for or with such directors, officers, consultants, employees, agents or other representatives, other than with respect to subparagraphs (i)-(iv) above, unless such increases, payments or provisions are required by applicable law; or

(g) any agreement or commitment to do any of the foregoing.

3.1.21 Health Care Matters. Except with respect to Parent in each case, in the past two years, Company and each of its Affiliates:

(a) have been operating in compliance in all material respects with applicable federal, state and local laws, statutes, rules, regulations, ordinances, codes applicable to Company, including but not limited to all Health Care Laws;

(b) have been operating in compliance in all material respects with all terms of any data use agreement, participation agreement or any other agreement with the Center for Medicare and Medicaid Services under the Medicare Shared Savings Program or any other governmental program;

(c) with the exception of items identified on Section 3.1.21(c) of the Company Disclosure Schedule, have not entered into any arrangements with any Person requiring a waiver of any Health Care Laws, and for any arrangements identified on Section 3.1.21(c) of the Company Disclosure Schedule, have satisfied all regulatory requirements for application of any waiver;

(d) have not engaged in any activity which would be likely to lead to an investigation by the Office of the Inspector General, any Medicare or Medicaid Fraud Control Unit, or other governmental authority or which would be likely to lead to an action or proceeding under any applicable Health Care Law;

(e) have filed all reports and billings required to be filed with respect to each governmental or third party payor in compliance in all material respects with applicable laws applicable to such governmental or third party payor program requirements, and have paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing. Company has not received any notice of pending or threatened audits, investigations, appeals, adjustments or legal proceedings relating to such claims; and

(f) no event has occurred which would provide the basis for termination of any participating provider agreement or similar contract or arrangement between Company, and any of its respective Affiliates and a governmental or third-party payor.

3.2 Representations and Warranties of Parent and Merger Sub. Except as provided in a correspondingly numbered disclosure schedule delivered by Parent to Company dated as of the date of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub, jointly and severally, represent to Company as follows:

3.2.1 Organization; Standing and Power. Parent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Parent has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as currently conducted. Parent is duly qualified to do business in each jurisdiction in which the character of the property owned, leased, or operated by it or the nature of its activities makes such qualification necessary, except in such jurisdictions in which a failure to so qualify would not result, individually or in the aggregate, in a Parent Material Adverse Effect.

3.2.2 Authority. Each of Parent and Merger Sub has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and, subject to obtaining the adoption of this Agreement by Parent as the sole member of Merger Sub, to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement and the performance of each of Parent’s and Merger Sub’s obligations under this Agreement have been duly and validly authorized by all necessary action on the part of each of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Parent and Merger Sub enforceable in accordance with its terms, except to the extent that enforceability may be limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.2.3 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock of which 166,044,608 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of Parent’s preferred stock, par value $0.0001 per share, 2.75 million of which are issued and outstanding as of the date of this Agreement. All of the outstanding Parent Common Stock has been duly authorized, validly issued, fully paid, nonassessable and not subject to any preemptive rights or similar rights or Encumbrances under applicable law, Parent’s articles of incorporation or bylaws, or any agreement to which Parent is a party or by which Parent may be bound. True and complete copies of all instruments describing the rights of all holders of Parent Common Stock have been provided to or made available to Company.

(b) Except as set forth in the SEC Documents or in Section 3.2.3(b) of the Parent Disclosure Schedule, there are no outstanding options, warrants, calls, convertible promissory notes, equity-linked securities, or rights of any character (including, without limitation, conversion or preemptive rights and rights of first refusal or similar rights) or agreements or commitments, orally or in writing, to purchase or acquire from Parent, or otherwise obligating Parent to issue, any securities of the Parent. There are no accrued and unpaid dividends with respect to any outstanding shares of Parent Common Stock.

(c) Except as set forth in the SEC Documents or in Section 3.2.3(c) of the Parent Disclosure Schedule, Parent does not have outstanding:

(i) any debt, the holders of which will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the Transactions;

(ii) any restricted stock units, stock appreciation rights, stock performance awards, dividend equivalents, or other stock-based or equity-linked securities of a similar nature; or

(iii) any agreement or right requiring or otherwise providing for the repurchase or redemption of any shares of Parent Common Stock and Parent has not repurchased any shares of Parent Common Stock. Parent does not own or hold the right to acquire any security or interest in any other Person.

3.2.4 SEC Documents; Financial Statements. Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 12 months preceding the date hereof (or such shorter period as Parent was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Documents”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. None of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Parent has received no notices or correspondence from the SEC for the one year preceding the date hereof. To Parent’s knowledge, the SEC has not commenced any enforcement proceedings against Parent or any of its subsidiaries. Parent has satisfied all requisite conditions for the use of Rule 144 in connection with sales of Parent Common Stock under Rule 144(i)(2).

3.2.5 Subsidiaries. Parent owns 100% of the equity interest in Merger Sub. All other subsidiaries owned or controlled by Parent are set forth in the SEC Documents.

3.2.6 Valid Issuance of Shares. The shares of Common Stock to be issued as Initial Common Stock Merger Consideration and as Earn-Out Payments, as applicable, in accordance with this Agreement when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws. Other than as provided for in this Agreement, no approval of Parent’s stockholders is required for such issuances. Assuming the accuracy of the representations and warranties of Company and the Company Members herein, the Parent Common Stock being issued in accordance with this Agreement will be issued in compliance with all applicable federal and state securities laws.

3.2.7 Consents, Notices and Approvals. Subject only to the filing of the Articles of Merger in accordance with the LLC Act, the execution and delivery of this Agreement and the other Transaction Documents to which it is a party do not, and the consummation of the Transactions will not cause a Violation, and the Parent has not received written notice that it would be, with the passage of time, in Violation under: (a) any provision of its or Merger Sub’s articles of incorporation or bylaws, or its articles of organization or operating agreement, as applicable; (b) any loan or credit agreement, note, bond, mortgage, indenture, or other agreement or instrument including, without limitation each Material Contract; or (c) permit, concession, franchise, judgment, order, decree, statute, law, ordinance, rule, or regulation applicable to Parent, Merger Sub or its respective properties or assets. Except as set forth in Section 3.2.7 of the Parent Disclosure Schedule, no consent, approval, order, or authorization of, notice to, or registration, qualification, declaration, or filing with or exemption by any third party, or any Governmental Consent is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation by Parent and Merger Sub of the Transactions other than the Articles of Merger or any filings under any applicable state securities laws.

3.2.8 Litigation. Except as previously disclosed by Parent to Company, there is no claim, action, suit, proceeding, arbitration, complaint, charge, written allegations, administrative action, enforcement or investigation pending or to Parent’s knowledge, currently threatened (a) against Parent or Merger Sub, any of their respective current or prior officers, directors or employees arising in connection with their service or employment with Parent or Merger Sub, or any Parent’s or Merger Sub’s respective property; (b) that questions the validity of any Transaction Document or the right of Parent to enter into them, or to consummate the Transactions, or (c) that would result or reasonably be expected to result, either individually or in the aggregate, in a Parent Material Adverse Effect. Since December 31, 2019, Parent has received no written notice of any investigation pending or, to Parent’s knowledge, threatened against Parent, before any Governmental Entity.

3.2.9 Compliance with Laws and Other Instruments. Neither of Parent or Merger Sub is in violation or default (a) of any provisions of its articles of incorporation or bylaws, or its articles of organization or operating agreement, as applicable, (b) of any, judgment, order, writ or decree, or (c) of any provision of federal or state statute, rule or regulation applicable to it, the failure to comply with which would have a Parent Material Adverse Effect. The execution, delivery, and performance of the agreements contemplated by this Agreement and the consummation of the Transactions will not result in a violation or default under any such judgment, order, writ, decree.

3.2.10 Merger Sub Operations. Merger Sub is wholly owned directly by Parent, was formed solely for the purpose of effectuating the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated by this Agreement.

3.2.11 Contribution. Neither Parent nor Merger Sub have taken any action, and neither Parent nor Merger Sub has knowledge of any fact, agreement, plan or other circumstance, that will prevent the Transaction from qualifying as a contribution of Company Interests within the meaning of Section 351 of the Code.

3.2.12 Brokers; Fairness Opinion. No action has been taken by Parent that could reasonably be expected to give rise to any claim against any Party for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated hereby, except in connection with the engagement of Cassel Salpeter & Co., LLC (the “Financial Advisor”) by Parent. The fee payable to the Financial Advisor in connection with the transactions contemplated hereby is described in an engagement letter between Parent and the Financial Advisor, a complete and correct copy of which has been previously provided to Company. Parent has received the written opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be paid and issued by Parent in the Merger pursuant to this Agreement is fair from a financial point of view to Parent, and as of the date hereof, such opinion has not been amended or rescinded, and remains in full force and effect.

3.3 Representations and Warranties with respect to Company Members. Each Company Member party hereto represents to Parent, with respect to such Company Member and not with respect to any other Company Member, as follows:

3.3.1 Organization and Standing. If Company Member is an entity, such Company Member is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization.

3.3.2 Authority and Power. Each Company Member has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Company Member of this Agreement and any other Transaction Document to which such Company Member is a party and the performance of such Company Member’s obligations under this Agreement and the other Transaction Documents to which such Company Member is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, and no further consent or authorization of such Company Member or its board of directors, stockholders, partners, members, or managers, as the case may be, is required authorize this Agreement or to consummate the Transactions.

3.3.3 No Conflicts. The execution and delivery of this Agreement and each of the other Transaction Documents to which Company Member is a party and the consummation by such Company Member of the transactions contemplated hereby and thereby or relating hereto do not and will not (i) result in a violation of such Company Member’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which such Company Member is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Company Member or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, have a material adverse effect on such Company Member). Such Company Member is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or any other Transaction Document to which such Company Member is a party, provided, that for purposes of the representation made in this sentence, such Company Member is assuming and relying upon the accuracy of the relevant representations and agreements of Company, Parent and Merger Sub herein.

3.3.4 Status of Company Members. Each Company Member is an “accredited investor” (“Accredited Investor”) as defined in Regulation D, or a “non-US person” as defined in Regulation S that has delivered a . Such Company Member is not required to be registered as a broker-dealer under Section 15 of the Exchange Act and such Company Member is not a broker-dealer, nor an affiliate of a broker-dealer.

3.3.5 Acquisition for Investment. Each Company Member is acquiring its Company Member Pro Rata Share solely for its own account for the purpose of investment in Parent and not with a view to or for sale in connection with a distribution. The Company Member does not have a present intention to sell the Parent Common Stock that is a part of its Company Member Pro Rata Share, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of such securities to or through any person or entity; provided, however, that by making the representations herein and subject to Section 3.3.10 below, such Company Member does not agree to hold the Parent Common Stock that is a part of its Company Member Pro Rata Share for any minimum or other specific term and reserves the right to dispose of such securities at any time in accordance with federal and state securities laws applicable to such disposition.

3.3.6 Knowledge. Each Company Member acknowledges that it is able to bear the financial risks associated with an investment in Parent and has sufficient knowledge and experience in investing in companies similar to Parent in terms of the Parent’s stage of development so as to be able to evaluate the risks and merits of its investment in Parent. Each Company Member further acknowledges that its investment in Parent involves substantial risks.

3.3.7 Information. Company Member has been given access to full and complete information regarding Parent and has utilized such access to Company Member’s satisfaction for the purpose of obtaining such information regarding the Parent as Company Member has reasonably requested. In particular, Company Member: (i) has received and thoroughly read this Agreement and the other Transaction Documents; and (ii) has been given a reasonable opportunity to review such documents as Company Member has requested and to ask questions of, and to receive answers from, representatives of Parent concerning the business and affairs of Parent and to obtain any additional information concerning the Parent’s business to the extent reasonably available so as to understand more fully the nature of this investment and to verify the accuracy of the information supplied. Company Member is satisfied that it has received adequate information with respect to all matters which it or its advisors, if any, consider material to its decision to make this investment.

3.3.10 No Other Documents. In evaluating the suitability of an investment in Parent, Company Member has not relied upon any representation or other information (oral or written) other than as stated in this Agreement or as contained in documents so furnished to such Company Member or its advisors, if any, by Parent or Company in writing.

3.3.11 Full Information and Expertise. Company Member understands that the Parent Common Stock that is a part of its Company Member Pro Rata Share is being issued in reliance on a transactional exemption from the registration requirements of federal and state securities laws and Parent is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Company Member set forth herein in order to determine the applicability of such exemptions and the suitability of such Company Member to acquire the Parent Common Stock that is a part of its Company Member Pro Rata Share.

ARTICLE IV

Reserved.

ARTICLE V

Reserved.

ARTICLE VI
ADDITIONAL AGREEMENTS

Parent and Company each agree to take the following actions after the Effective Date of this Agreement:

6.1 Non-Disclosure Agreement. Company and Parent agree that the Non-Disclosure Agreement dated March 16, 2020 by and between Company and Parent (“NDA”) will continue in full force and effect and will be applicable to all “Confidential Information” (as such term is defined in the therein) exchanged in connection with this Agreement and the Transactions.

6.2 Expenses. Except, as otherwise set forth herein, all open costs and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such cost or expense.

6.3 Audit of Financial Statements. As soon as practicable following the execution of this Agreement, Parent shall engage an audit firm (the “Auditor”) acceptable to Company to conduct an audit of the Financial Statements (the “Audit”). Company and other Representative of Company will provide the Auditor all access requested by the Auditor in connection with the Audit during the period before the Closing, and in addition to the Financial Statements, will provide the Auditor with all information concerning the business, finance and assets of Company necessary to complete the Audit, as requested by the Auditor.

6.4 Further Assurances. If, at any time after the Closing, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of Company, then the officers and directors of Parent and the Surviving Company are fully authorized, in the name and on behalf of Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

6.5 Indemnification of the Company Board and Officers. From and after the Effective Time for a period of not less than six years after the Effective Date, Parent will cause Surviving Company’s Organizational Documents to contain provisions with respect to indemnification, exculpation and the advancement of expenses, covering acts and omissions of managers and officers of Company, in each case in their capacities as managers or officers of Company, occurring at or prior to the Effective Time, that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the Organizational Documents as in effect as of the date of this Agreement, and, during such six-year period, except as required by applicable law, such provisions shall not be repealed, amended or otherwise modified in any manner that adversely affects the rights of the managers and officers thereunder.

6.6 Post-Closing Tax Matters.

6.6.1 Returns Filed. Following the Closing, Parent will prepare and timely file, or cause to be prepared and timely filed, any Return with respect to a tax period prior to Closing with a due date (including any applicable extensions) after the Effective Date. Such Returns will be prepared in a manner consistent with past practice, except to the extent counsel for Parent determines is otherwise required under applicable law.

6.6.2 Tax Cooperation. Each of Parent, Company and the Surviving Company will cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of tax returns and any tax contest with respect to tax periods prior to Closing.

6.6.3 No Amendments. Following the Effective Date, Parent will not amend or cause to be amended any tax return, make or change any tax election, agree to the extension or waiver of the statute of limitations period or take any other action that has the effect of extending the period of assessment or collection, initiate discussions or examinations with any Governmental Entity, or make any voluntary disclosures, in each case with respect to taxes of Company that relates to tax periods prior to Closing, and in each case except as required by applicable law.

6.7 Stockholder or Member Litigation. Each Party shall provide prompt oral notice (but in any event within twenty-four (24) hours) of any litigation brought or threatened by any stockholder or member, as applicable, of that Party against any other Party to this Agreement, or any of their respective managers, directors or officers relating to the Merger, this Agreement or any of the Transactions. Company shall give Parent the opportunity to participate in the defense, prosecution, or settlement of any such litigation and Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent.

6.8 Defense of Proceedings. Except as otherwise provided in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to defend against any Proceedings challenging this Agreement or the consummation of the Transactions, seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Entity that is not yet final and non-appealable vacated or reversed, and executing any additional instruments reasonably requested by another Party (without cost or expense to the executing party) necessary to carry out the Transactions and to fully carry out the purposes of this Agreement.

6.9 Deliveries. Company will deliver to Parent electronic copies of all minute books of Company at the Closing and physical copies of all minute books of Company within a reasonable time after Closing.

6.10 Securities Laws Compliance. Parent will take all actions, make all filings and transmit all documents required under all federal and state securities laws and regulations with respect to the transactions contemplated by this Agreement, the Transaction Documents and all related agreements.

6.11 Earn-Out Payments. Parent shall promptly make all Earn-Out Payments in the manner set forth in Section 2.1.3. Parent shall not take any actions that would reasonably be expected to frustrate the right of Company Members to receive Earn-Out Payments, and shall take any such further actions as required to ensure that Earn-Out Payments are made in accordance with Section 2.1.3. Company shall satisfy all requisite conditions for the use of Rule 144 under the Securities Act in connection with sales of Parent Common Stock under Rule 144(i)(2) at all times while Company Members hold Parent Common Stock issued pursuant to this Agreement. The number of shares of Parent Common Stock subject to Earn-Out Payments will be reserved by Parent’s transfer agent.

ARTICLE VII
CLOSING DELIVERABLES

7.1 Deliverables of Parent and Merger Sub. At Closing, Parent shall deliver to Company, on behalf of itself and Merger Sub:

(a) this Agreement and each other Transaction Document to which Parent is a party duly executed by Parent;

(b) this Agreement and each other Transaction Document to which Merger Sub is a party duly executed by Merger Sub;

(c) duly executed copies of all third-party consents, assignments, waivers, authorizations, or other certificates listed in Section 3.2.7 of the Parent Disclosure Schedule (if any) and evidence that Parent has delivered the notices listed in Section 3.2.7 of the Parent Disclosure Schedule (if any);

(d) a duly executed copy of the Parent Written Consent, and any other consents of Parent’s Board of Directors or stockholders required for the approval of this Agreement, the other Transaction Documents and the Merger, as applicable;

(e) a duly executed copy of the Articles of Merger;

(f) fully executed irrevocable transfer agent instructions with respect to the issuance of the Initial Common Stock Merger Consideration;

(g) fully executed copies of the Surviving Company Organizational Documents; and

(h) evidence of payment by wire transfer of immediately available funds of the Cash Merger Consideration.

7.2 Deliverables of Company. At Closing, Company shall deliver to Parent, on behalf of itself and the Company Members:

(a) this Agreement and each other Transaction Document to which Company is a party duly executed by Company;

(b) this Agreement and each other Transaction Document to which any Company Member is a party duly executed by such Company Member;

(c) duly executed copies of all third-party consents, assignments, waivers, authorizations, or other certificates listed in Section 3.1.4 of the Company Disclosure Schedule (if any) and evidence that Parent has delivered the notices listed in Section 3.1.4 of the Company Disclosure Schedule (if any);

(d) minutes of a meeting of the board of managers of Company and Company Members approving this Agreement, the other Transaction Documents and the Merger;

(e) a duly executed copy of the Articles of Merger;

(f) a duly executed copy of a Noteholder Agreement executed by each Noteholder, along with all deliverables of each Noteholder required thereunder;

(g) evidence acceptable to Parent that Company has not less than $10,000 in cash on hand and not less than $10,000 in inventory on hand; and

(h) complete copies of the Financial Statements.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by Parent. Parent shall have an obligation to indemnify, defend and hold harmless each Company Member and their respective directors, officers, trustees, employees, agents, consultants, advisors, Representatives and equity holders, heirs and immediate family members (as the case may be) (collectively, the “Company Indemnified Persons” and together with the Parent Indemnified Persons, “Indemnified Persons”) from and against, and will pay to the Company Indemnified Persons any and all documented and out-of-pocket costs or expenses (including without limitation, reasonable attorneys’ fees), judgments, levies, losses, damages, fines, and penalties (collectively, “Indemnifiable Amounts”) incurred or suffered by the Company Indemnified Persons arising out of, relating to or resulting from any of the following: (a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement (as modified by the Parent Disclosure Schedule); (b) the failure of Parent or Merger Sub to perform any agreement or post-Closing covenant required by this Agreement; (c) any claims by (A) any then current or former holder or alleged then-current or former holder of any Parent securities, arising out of, resulting from or in connection with (I) the Transactions or this Agreement, or (II) such Person’s status or alleged status as a holder of Parent securities at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise or (B) any Person to the effect that such Person is entitled to any Parent securities or any payment in connection with the Transactions by virtue of such Parent securities; and (d) any legal Proceeding relating to any inaccuracy, breach, claim or expense of the type referred to in the preceding clauses (a) through (c); provided that this Section shall not apply to any claim subject to Section 2.4. Notwithstanding the foregoing, in no event shall Parent have any liability to a Company Indemnified Person with respect to a breach of representation, warranty or covenant under this Agreement or any other Transaction Document to the extent that Company or any Company Member party to this Agreement knew of such breach as of the Closing Date.

8.2 Indemnification Relating to Agreement. Subject to the limitations in this Article VIII, if the Closing of the Transactions occurs, Parent and Surviving Corporation and their respective officers or directors, agents, consultants, advisors, Representatives and equity holders (each of the foregoing being referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) will be held harmless from, and Parent will be reimbursed (on behalf of the Parent Indemnified Persons), without duplication, for all (i) Indemnifiable Amounts incurred by the Parent Indemnified Persons arising out of (a) any breach of any representation or warranty of Company or Company Member in this Agreement (as modified by the Company Disclosure Schedule) or (b) the failure of Company or Company Member to perform any agreement or post-Closing covenant required by this Agreement (other than as a direct result of the failure of Parent to perform its agreements under this Agreement); and in the case of (a) or (b) above, without giving effect to any “materiality” limitations or references to “material adverse effect” in determining Indemnifiable Amounts (but not in determining whether any breaches of representations and warranties have occurred). Indemnification under this Section 8.2 to any Parent Indemnified Person shall be made solely in the form of a set-off against future Earn-Out Payments to be made to Company Members, and no Company Member shall be obligated to make any payment under this Section 8.2 in Cash or in Parent Common Stock held by such Company Member. Notwithstanding the foregoing, in no event shall any Company Member have any liability to a Parent Indemnified Person with respect to a breach of representation, warranty or covenant under this Agreement or any other Transaction Document to the extent that Parent or Merger Sub knew of such breach as of the Closing Date.

8.3 Survival Period. Subject to the limitations in this Article VIII, if the Closing of the Transactions occurs, each of the representations and warranties, the covenants and other agreements set forth in this Agreement, any other Transaction Document or any certificate or other instrument delivered by or on behalf of a Party pursuant to this Agreement, shall survive (together with any right to assert a claim under Section 9.1) the Closing and the consummation of the transactions contemplated hereby and shall expire on the date that is Twenty-Four (24) months after the Closing Date; provided, however, that the right to assert a claim for a failure to make Earn-Out Payments pursuant to Section 2.1.3 will continue for shall survive until the earlier of (i) the expiration of the applicable statute of limitations or (ii) six (6) years from the Closing Date; provided further that that the right to assert a claim for (x) fraud, intentional misrepresentation or willful breach of this Agreement, or (y) any breaches of representations and warranties in Sections 3.1.1 or 3.2.1 (Organization, Standing, and Power), Sections 3.1.3 or 3.2.2 (Authority), or Sections 3.1.2 or 3.2.3 (Capital Structure), will each continue for ten (10) years from the Effective Date.

8.4 Third Party Claims. Whenever Parent receives a written notice that a claim or demand has been asserted or threatened by a third party for which an Indemnified Person may seek indemnification under this Agreement (other than claims or demands covered by Section 8.1), Parent will have the right to conduct and control, through counsel of its own choosing any third-party claim, action, or suit asserted (“Third Party Claim”) and will confer in good faith and keep such Indemnified Person informed of the status of the Third Party Claim. The communications with respect to such Third Party Claim shall be provided to such Indemnified Person. If in the reasonable judgment of Parent and such Indemnified Person there is a conflict or a reasonably likely potential conflict between the positions of Parent and such Indemnified Person in conducting the defense of a Third Party Claim, such Indemnified Person will be entitled to participate in the defense of such Third Party Claim at Parent’s expense.

8.5 Limitations. The Parent Indemnified Persons will be entitled to indemnification under Article VIII only if the following conditions included in this Section 8.5 are met.

8.5.1 Threshold Amount. The Indemnified Persons will be entitled to indemnification under Article VIII only if the aggregate Indemnifiable Amounts exceed $100,000 with each individual Indemnifiable Amount exceeding $25,000 (the “Threshold Amount”); provided that if the aggregate Indemnifiable Amounts exceed the Threshold Amount in accordance with this Section 8.5.1, then the Indemnified Persons will be entitled to be indemnified for the aggregate Indemnifiable Amounts, including those below $100,000.

8.5.2 Caps. The Company Indemnified Persons will be entitled to indemnification under Article VIII only to the extent that the aggregate Indemnifiable Amounts do not exceed the number of shares issued as Initial Common Stock Merger Consideration, and Parent shall be obligated to satisfy any Indemnifiable Amount owing to a Company Indemnified Person in the form of issuance of Parent Common Stock, and no Company Indemnified Party will be entitled to cash payments. Any Parent Indemnified Person shall only have the right to satisfy any claim for indemnification under this Article VIII by reimbursement to Parent (on behalf of the Parent Indemnified Person) in the form of a set-off against future Earn-Out Payments to be made to Company Members. All such indemnification to which such Parent Indemnified Persons are entitled will be limited to the set-off of such future Earn-Out Payments, if issuable under this Agreement, and no Parent Indemnified Persons will be entitled to cash payments or any direct payment by Company Members to satisfy the indemnification claims.

8.6 Exclusive Remedy. Resort to indemnification under this Article VIII will be the exclusive right and remedy of the Indemnified Persons from and after the Effective Date for Indemnifiable Amounts or other damages under (i) this Agreement, (ii) any certificate or Transaction Document executed and delivered in accordance with this Agreement. Notwithstanding the foregoing, nothing in this Section or elsewhere in this Agreement will affect an Indemnified Person’s right to equitable remedies to the extent available.

8.7 Determination of Indemnifiable Amounts. The Indemnified Persons will use commercially reasonable efforts to seek and pursue any available insurance coverage under Parent’s policies as of the Effective Time with respect to Indemnifiable Amounts, and any actual recoveries by the Indemnified Persons under Parent’s policies as of the Effective Time with respect to Indemnifiable Amounts (less costs of collection, including out of pocket fees and expenses incurred by the Parent Indemnified Persons in recovering such amounts, co-pays and deductibles), will offset any Indemnifiable Amounts, provided that each Party will use reasonable efforts to mitigate Indemnifiable Amounts.

8.8 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for tax purposes unless otherwise required by applicable law.

ARTICLE IX
CLAIMS

9.1 Notice of Claims and Expenses. In the event of discovery of any Proceeding or other amount that an Indemnified Person believes gives rise to Indemnifiable Amounts (a “Claim”), such Indemnified Person will give Parent written notice of such Claim. To be valid under this Article IX, each notice of a Claim (the “Notice of Claim”) must be delivered to the Parent no later than the date that is Twenty-Four (24) months after the Effective Date (the “Release Date”). Each Notice of Claim will include the following: (i) a statement that such Indemnified Person believes it is entitled to Indemnifiable Amounts under Article VIII, (ii) the actual Indemnifiable Amounts being claimed, and (iii) a summary of known, relevant facts with respect to such Claim.

9.2 Resolution of Claims. Following timely provided notice of a Claim under this Agreement in accordance with Section 9.1 (other than a Third Party Claim which is governed by Section 8.4), the indemnifying party will have thirty (30) days from the date notice was provided of such Claim (the “Dispute Period”) to make such investigation of the Claim as the indemnifying party deems necessary or advisable. For purposes of such investigation, the Indemnified Person will make available to Parent all the information reasonably related to such Claim relied upon by, or in the possession or control of, the Indemnified Person to substantiate such Claim. If Parent disagrees with the validity or amount of all or a portion of such Claim made by the Indemnified Person, Parent will provide to the Indemnified Person written notice thereof (the “Indemnification Dispute Notice”) prior to the expiration of the Dispute Period. If no Indemnification Dispute Notice is timely provided to the Indemnified Person within the Dispute Period or if the indemnifying party provides notice that it does not have a dispute with respect to such Claim for indemnification, then such Claim will be deemed approved and consented to by the indemnifying party (such Claim being referred to herein as an “Approved Indemnification Claim”). Parent will issue shares of Parent Common Stock in satisfaction of the Approved Indemnification Claim to the Company Indemnified Person within five (5) business days after such Claim is determined to be an Approved Indemnification Claim, or to the Parent Indemnified Person on such date as any Earn-Out Payment is made. If an Indemnification Dispute Notice is provided to the Indemnified Person within the Dispute Period and Parent and the Indemnified Person do not agree to the validity and/or amount of such disputed Claim, Parent and the Indemnified Person shall negotiate in good faith for a period of at least sixty (60) days to resolve the dispute. If the indemnifying party and the Indemnified Person are unable to come to an agreement regarding such disputed Claim during such sixty (60) day period, such dispute shall be resolved in accordance with Section 9.3.

9.3 Arbitration. If there is a dispute with respect to a Claim, and no settlement agreement is reached despite negotiations between the parties in accordance with Section 9.2, then either party may, by written notice to the other, submit such dispute to binding arbitration to the American Arbitration Association in Miami Florida, arbitration being the exclusive forum for all Claims between the Parties, and same shall administer the arbitration in accordance with the American Arbitration Association Commercial Arbitration Rules in effect on the date of the execution of this Agreement (the “Rules”). Arbitration in accordance with this Section 9.3 will be conducted by a sole arbitrator mutually selected by the parties; provided that if the parties fail to mutually select an arbitrator within fifteen (15) business days after such dispute is submitted to the American Arbitration Association, then Parent will follow the arbitrator selection procedures in accordance with the Rules. The arbitrator’s authority will be confined to determining (a) whether the Indemnified Person is entitled to recover any Indemnifiable Amounts. The final decision of the arbitrator will include the dollar value of the award to the Indemnified Person, if any, and will be furnished to both parties in writing. The prevailing party, as determined by the arbitrator, will be entitled to an award of reasonable attorneys’ fees and costs, and responsibility for all costs of arbitration paid or payable by the prevailing party, as determined by the arbitrator, will be allocated among the parties in the discretion of the arbitrator and specified in the arbitrator’s award. The arbitrator will not have the power to alter, amend, or otherwise affect the terms of these arbitration provisions or any other provision of this Agreement or any other documents that are executed in connection with this Agreement. The final decision of the arbitrator will constitute the conclusive determination of the issues in question, binding upon both parties. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.

ARTICLE X

Reserved.

ARTICLE XI
GENERAL PROVISIONS

11.1 Notices. All notices, requests, demands, or other communications required or permitted to be given under this Agreement will be in writing and deemed given and received upon (a) personal delivery, (b) confirmed delivery by a standard overnight courier or when delivered by hand, (c) when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such address for a Party as will be specified by notice given under this Agreement), or (d) transmitter’s confirmation of a receipt of a facsimile transmission, or electronic mail:

(i)	if to Parent, or to Surviving Company:	HealthLynked Corp. 1035 Collier Center Way Suite 3 Naples, FL 34110 Phone: Attention: Email:
With a copy (which will not constitute notice) to:

Sanchez-Medina, Gonzalez, Quesada, Lage, Gomez & Machado, LLP201 Alhambra Circle, Suite 1205Coral Gables, Florida 33134Attention: Pablo S. Quesada, Esq. Phone: (305) 377-1000

Email: PQuesada@smgqlaw.com

(ii)	if to Company:	MedOfficeDirect, L.L.C. 1035 Collier Center Way Suite 3 Naples FL 34110 Phone: 855-892-6543 Attention: Email:

With a copy (which will not constitute notice) to:	K&L Gates LLP 200 South Biscayne Boulevard Suite 3900 Miami, Florida 33131-2399 Attention: Clayton E. Parker, Esq. Facsimile No.: 305-358-7095 Email: clayton.parker@klgates.com

11.2 Interpretation. As used in this Agreement, the term (a) “knowledge of” or other derivations of “know” with respect to a Party means the actual knowledge after reasonable inquiry of such Party, and if such Party is an entity, the actual knowledge after reasonable inquiry of the any of the chief executive officer or chief financial officer of such Party; (c) “Affiliate” has the meaning included in Rule 12b-2 promulgated under the Exchange Act; (d) “business day” means any day other than a Saturday, Sunday, or a day on which banking institutions in New York, New York are permitted or obligated by law to be closed for regular banking business; and (e) the words “include,” “includes,” and “including” when used in this Agreement will be treated in each case as followed by the words “without limitation.” The respective Parties to this Agreement and their attorneys have negotiated this Agreement and any ambiguity or uncertainty in the language of this Agreement will not be presumptively construed for or against a Party as drafter. The table of contents and headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. A reference to a section, schedule, or an exhibit means a section in, or schedule or exhibit to, this Agreement unless otherwise explicitly provided.

11.3 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by facsimile or electronic mail. The execution and delivery of a signature page in the form annexed to this Agreement by any Party who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such Party.

11.4 Entire Understanding; No Third-Party Beneficiaries. This Agreement, the NDA, and the Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. This Agreement (a) is not intended to confer upon any other Person any rights or remedies under this Agreement (except with respect to the Noteholders, to Indemnified Persons or as otherwise expressly provided in this Agreement); and (b) will not be assigned by operation of law or otherwise except as otherwise specifically provided.

11.5 Governing Law. This Agreement will be governed in all respects, including validity, interpretation, and effect, by the laws of the State of Florida.

11.6 Amendment; Waiver. Except as may otherwise be provided in this Agreement and by applicable law, any provision or Schedule of this Agreement may be amended or modified by the Parties before the Effective Time, if and only if such amendment or modification is in writing and signed on behalf of each of the Parties to this Agreement. This Agreement may not be amended, modified or supplemented after the Effective Time except by written agreements of the Parties. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver nor will any single or partial exercise of any right, remedy, power or privilege arising from this Agreement preclude any other or further exercise of this Agreement or the exercise of any other right, remedy, power, or privilege.

11.7 Successors and Assigns. This Agreement will not be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective permitted successors and assigns.

11.8 Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any Party hereto of any right to specific performance or injunctive relief. Except as otherwise provided herein and specifically subject to Section 8.6, the Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy. Except as otherwise provided herein, the Parties agree that, in addition to any other remedies, each will be entitled to an injunction to prevent breaches of this Agreement and to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy or posting a bond.

11.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

11.10 Submission to Jurisdiction. Subject to the provisions of Section 9.3, and the exclusivity agreed by the Parties therein in regard to Claims, for the purpose of any action arising out of or relating to this Agreement brought by any Party against another Party arising out of or relating to this Agreement or any of the Transactions (a) each of the Parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of state and federal courts sitting in Miami-Dade County, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 11.1.

11.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES. AS A RESULT, EACH PARTY TO THIS AGREEMENT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO LITIGATION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MAKES THIS WAIVER VOLUNTARILY.

ARTICLE XII Definitions.

The terms below are defined as follows:

“Acquisition Proposal” means, with respect to either Party any agreement, offer, proposal or bona fide indication of interest (other than this Agreement), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (a) any acquisition or purchase from either Party or from the respective equity holders of such Party by any Person of more than a 10% interest in the total outstanding voting securities of such Party or any tender offer or exchange offer that if consummated would result in any Person beneficially owning 10% or more of the total outstanding voting securities of such Party or any merger, consolidation, business combination or similar transaction involving such Party, (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets of such Party or any of its subsidiaries in any single transaction or series of related transactions, (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of such Party or any of its subsidiaries, or any extraordinary dividend, whether of cash or other property or (d) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay the consummation of the Transactions.

“Affiliate” is defined in Section 11.2.

“Agreement” is defined in the Preamble.

“Approved Indemnification Claim” is defined in Section 9.2.

“Articles of Merger” is defined in Section 1.1.

“Audit” is defined in Section 6.3.

“Auditor” is defined in Section 6.3.

“Cash Merger Consideration” is defined in Section 2.1.1.

“Claim” is defined in Section 9.1.

“Closing” is defined in Section 1.2.

“Closing Deliverables” means all such agreements, instruments and other documents set forth in ARTICLE VII to be delivered by a Party.

“Code” is defined in the sixth WHEREAS clause.

“Company” is defined in the Preamble.

“Company Balance Sheet” is defined in Section 3.1.5.

“Company Disclosure Schedule” is defined in Section 3.1.

“Company Indemnified Persons” is defined in Section 8.1.

“Company Interests” is defined in the first WHEREAS clause.

“Company Lease” is defined in Section 3.1.10.

“Company Majority Members” is defined in the seventh WHEREAS clause, which represents the Super Majority Vote (as defined in the Organizational Documents) of the Company Members required to approve the Transactions.

“Company Material Adverse Effect” means any event, change, or effect materially adverse to the financial condition, business, assets, or results of operations of Company except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Company’s industry generally, (C) changes in applicable law or GAAP, (D) engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the announcement, pendency, or consummation of the Transactions, (F) any action taken by any party that is expressly required pursuant to this Agreement or (G) any action taken (or omitted to be taken) at the express written request of any member of Parent, or their Affiliates (provided that in each case of clauses (A), (B), (C), and (D), such event, change, or effect does not affect Company in a substantially disproportionate manner).

“Company Member” is defined in the first WHEREAS clause.

“Company Member Pro Rata Share” is defined in Section 2.1.2.

“Dispute Period” is defined in Section 9.2.

Dissenting Interests is defined in Section 2.4.

“Earn-Out Payments” is defined in Section 2.1.3(b).

“Effective Date” is defined in the Preamble.

“Effective Time” is defined in Section 1.1.

“Encumbrance” means any lien, pledge, security interest, claim, restriction on transfer, tax, purchase right, contract, commitment, equity, claim, restriction, demand, option, warrant, or other encumbrance; provided, however, that the following are not “Encumbrances” (a) in the case of real property, the provisions of all applicable zoning laws, statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar persons and other liens imposed by applicable laws securing obligations incurred in the ordinary course of business and not yet delinquent; (b) in the case of real property, easements, rights-of-ways, restrictions and other similar charges and encumbrances of record, none of which impact in any material respect Company’s current use of the applicable parcel; (c) liens for taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is contesting, provided that adequate reserves for all such payments have been accrued on the Financial Statements; (d) purchase money liens securing rental payments under capital lease arrangements; and (e) non-exclusive license agreements entered into in the ordinary course of business.

“Environmental Law” is defined in Section 3.1.12.

“ERISA” is defined in Section 3.1.9.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and

“Financial Advisor” is defined in Section 3.2.12

“Financial Statements” is defined in Section 3.1.5.

“GAAP” means United States generally accepted accounting principles, as consistently applied.

“Governmental Consent” is defined in Section 3.1.4.

“Governmental Entity” is defined in Section 3.1.4.

“Hazardous Material” is defined in Section 3.1.12.

“Health Care Laws” means all applicable laws pertaining to the health care regulatory matters applicable to the operations of the Company, including but not limited to: (i) the Medicare statute (Title XVIII of the Social Security Act, 42 U.S.C. § 1395 et seq.), the Medicaid statute (Title XIX of the Social Security Act, 42 U.S.C. § 1396 et seq.), including the Medicare Part D program and the Medicare Advantage program, the federal TRICARE statute (10 U.S.C. § 1071 et seq.) and any other federal, state or local governmental health care programs, including applicable program requirements; (ii) any applicable criminal laws relating to health care, including all criminal false claims statutes (e.g., 18 U.S.C. Sections 287 and 1001); (iii) the Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a); (iv) all applicable laws relating to health care fraud and abuse, including but not limited to the civil False Claims Act of 1863 (31 U.S.C. Section § 3729 et seq.), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); (v) the Physician Self-Referral Law (42 U.S.C. § 1395nn), all applicable federal and state self-referral prohibitions, state anti-kickback and illegal remuneration laws; (vi) HIPAA, (vii) the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 3000 et seq.), (viii) state health information breach notification laws, and (ix) the regulations promulgated under any of the laws set forth above.

“HIPAA” Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, and the regulations promulgated thereunder, each as amended.

“Indemnifiable Amounts” is defined in Section 8.1.

“Indemnification Dispute Notice” is defined in Section 9.2.

“Indemnified Persons” is defined in Section 8.1.

“Initial Common Stock Merger Consideration” is defined in Section 2.1.2.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (i) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (and any embodiments thereof, e.g., graphics files or logo designs), (iii) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (iv) software, (v) all trade secrets, research records, processes, procedures, sales plans, sales strategies, manufacturing formulae, know-how, blue prints, designs, plans, inventions and databases, confidential information and other proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (vi) all Internet addresses, sites, social media accounts and identifiers, domain names and numbers, (vii) all moral and economic rights of authors and inventors, however denominated, (viii) any other intellectual property and proprietary rights of any kind, nature or description, and (ix) any copies of tangible embodiments thereof (in whatever form or medium).

“Liabilities” is defined in Section 3.1.7.

“Lien” means any: mortgage; lien (statutory or other) or encumbrance; or other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge; levy; executory seizure; attachment; garnishment; encumbrance (including any unallocated title reservations or any other title matters which impairs marketability of title); conditional sale, title retention or other similar agreement, arrangement, device or restriction; preemptive or similar right; rights of first refusal or rights of first offer, any financing lease involving substantially the same economic effect as any of the foregoing; the filing of any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction; restriction on sale, transfer, assignment, disposition or other alienation.

“Majority Members” is defined in the second WHEREAS clause.

“Material Contracts” is defined in Section 3.1.14.

“Merger” is defined in Section 1.1.

“Merger Consideration” is defined in Section 2.1.

“Merger Sub” is defined in the Preamble.

“NDA” is defined in Section 6.1.

“Notes” means each promissory note made by Company and held by a Noteholder, as amended, supplemented and modified as of the date of this Agreement.

“Noteholders” is defined in the second WHEREAS clause.

“Noteholder Agreement” means each agreement a Noteholder has delivered as a joinder to this Agreement, agreeing to be bound by certain of the provisions herein and to receive the Noteholder Pro Rata Share and Company Member Pro Rata Share to which such Noteholder is entitled.

“Noteholder Indebtedness” means Noteholder Principal Indebtedness, with all accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses, and all such other amounts related to or arising out of each Note.

“Noteholder Principal Indebtedness” means the principal balance due under each Note.

“Noteholder Pro Rata Share” is defined in Section 2.1.1

“Notice of Claim” is defined in Section 9.1.

“NRS” is defined in the fifth WHEREAS clause.

“Organizational Documents” is defined in Section 3.1.1.

“Owned Intellectual Property” means the Intellectual Property that is owned by, or exclusively licensed to, the Company.

“Parent” is defined in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” is defined in Section 3.2.

“Parent Indemnified Persons” is defined in Section 8.2.

“Parent Material Adverse Effect” means any event, change, or effect materially adverse to the financial condition, business, assets, or results of operations of Parent except to the extent resulting from (A) changes in general economic conditions, (B) changes affecting Parent’s industry generally, (C) changes in applicable law or GAAP, (D) engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the announcement, pendency, or consummation of the Transactions, or (F) any action taken by any party that is expressly required pursuant to this Agreement (provided that in each case of clauses (A), (B), (C), and (D), such event, change, or effect does not affect Parent in a substantially disproportionate manner).

“Parent Stockholders” means a holder of Parent Common Stock

“Parent Written Consent” is defined in the eighth WHEREAS clause.

“Permitted Liens” means (i) Liens for taxes not yet due and payable; (ii) mechanics, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company; (iii) Liens for Noteholder Indebtedness reflected on the Company Balance Sheet, which Liens will be discharged as of or prior to Closing; and (iv) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which do not, individually or in the aggregate, have a Material Adverse Effect.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, estate, organization, or other entity.

“Plan” is defined in Section 3.1.9.

“Proceeding” is defined in Section 3.1.6.

“Registered Intellectual Property” means all (A) registered patents and pending patent applications, (B) registered trademarks, tradenames, and service mark registrations and applications to register any trademarks therefor, (C) copyright registrations, and (D) internet domain name registrations, in each case to the extent used in connection with Company’s business and owned or purported to be owned by the Company.

“Release Date” is defined in Section 9.1.

“Rules” is defined in Section 9.3.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” is defined in Section 3.2.4.

“Secretary” is defined in Section 1.1.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Significant Vendor” is defined in Section 3.1.13.

“Surviving Company” is defined in Section 1.4.

“Surviving Company Organizational Documents” is defined in Section 1.4.

“Tangible Assets” is defined in Section 3.1.11.

“Third Party Claim” is defined in Section 8.4.

“Threshold Amount” is defined in Section 8.5.1.

“Transaction Documents” means this Agreement and each Noteholder Agreement.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Violation” is defined in Section 3.1.4.

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, Parent, Merger Sub, and Company have signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

PARENT:

HEALTHLYNKED CORP.

/s/ George O’Leary
By:	George O’Leary
Its:	Chief Financial Officer

MERGER SUB:

MOD FL, LLC

/s/ George O’Leary
By:	George O’Leary
Its:	Managing Member

COMPANY:

MEDOFFICEDIRECT, L.L.C.

/s/ Dr. Michael Dent
By:	Dr. Michael Dent
Its:	Chairman and CEO

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Barbara O’Leary
Name of Individual (Please Print)

/s/ Barbara O’Leary
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Name of Individual (Please Print)

Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Mary S. Dent Gifting Trust
Name of Entity (Please Print)

/s/ Michael Dent
Signature

By:	Michael Dent

Title:	Director

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Name of Individual (Please Print)

Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

SKS Consulting of SFL Corp.
Name of Entity (Please Print)

/s/ George O’Leary
Signature

By:	George O’Leary

Title:	President

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Steve Bello
Name of Individual (Please Print)

/s/ Steve Bello
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Gerald C. Eicke
Name of Individual (Please Print)

/s/ Gerald C. Eicke
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Name of Individual (Please Print)

Signature

Address:

ENTITY:
If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Tito Investment Group II LLC
Name of Entity (Please Print)

/s/ Stephen W. Taylor
Signature

By:	Stephen W. Taylor

Title:	Manager

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Robert Gasparini
Name of Individual (Please Print)

/s/ Robert Gasparini
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:
If you are an individual, print your
name and sign below.

Rosann Fierro
Name of Individual (Please Print)

/s/ Rosann Fierro
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Derek Vest
Name of Individual (Please Print)

/s/ Derek Vest
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Stephen J. Garchik
Name of Individual (Please Print)

/s/ Stephen J. Garchik
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Marc Lehmann
Name of Individual (Please Print)

/s/ Marc Lehmann
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Andrew Kaskel
Name of Individual (Please Print)

/s/ Andrew Kaskel
Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

Name of Entity (Please Print)

Signature

By:

Title:

Address:

SIGNATURE PAGE—AGREEMENT AND PLAN OF MERGER

IN WITNESS WHEREOF, each Company Majority Member has signed or caused their respective duly authorized officers to sign this Agreement, all as of the date first written above.

INDIVIDUAL:

If you are an individual, print your
name and sign below.

Name of Individual (Please Print)

Signature

Address:

ENTITY:

If you are signing on behalf of an entity,
please print the name of the entity, and sign below indicating your name and your title

FLMM Limited
Name of Entity (Please Print)

/s/ Janet Feggett
Signature

By:	Janet Feggett

Title:	Director

Address:

List of Exhibits and Schedules Omitted from the Agreement and Plan of Merger

Pursuant to Regulation S-K, Item 601(b)(2), certain of the Exhibits to the Agreement and Plan of Merger referenced in Exhibit 2.1 above, as listed below, have not been filed. The Registrant agrees to furnish a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request; provided, however, that the Registrant may request confidential treatment of omitted items.

Exhibit A	Company Members

Exhibit B	Company Noteholders

Exhibit C	Parent Written Consent

Exhibit D	Articles of Merger

Exhibit E	Surviving Company Organizational Documents